Exhibit 99.1

NEWS RELEASE

SPX CORPORATION PRICES SENIOR NOTES

CHARLOTTE, NC – December 10, 2007 – SPX Corporation (NYSE:SPW) today announced the pricing of $500 million principal amount of its Senior Notes due 2014 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

Subject to customary conditions, the offering is expected to close on December 13, 2007.

The notes will be unsecured senior obligations of the company guaranteed by each of the company’s domestic subsidiaries and future domestic subsidiaries that guarantee obligations under the company’s U.S. senior credit facilities and will pay interest at 7.625 percent per annum. The company may redeem the notes at any time prior to maturity at a price equal to 100 percent of the principal amount subject to a make-whole premium. Upon the occurrence of a change in control, holders of the notes will have the right to require the company to repurchase some of or all their notes.

The company intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include the financing of the acquisition of APV, a division of Invensys PLC. Pending any such uses, the company intends to pay down outstanding amounts under various debt facilities and invest in cash and equivalents.

The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration under or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

SPX Corporation, headquartered in Charlotte, North Carolina, is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many environmentally friendly products, includes cooling systems for all types of power plants throughout the world; custom engineered pumps, valves and mixers that assist a variety of flow processes including oil and gas exploration, distribution and refinement; handheld diagnostic tools that aid in vehicle maintenance and repair, and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The word “expected,” “may,” “intend” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Contact:

Jeremy W. Smeltser (Investors)	Jennifer H. Epstein (Media)
704-752-4478	704-752-7403
E-mail: investor@spx.com	E-mail: jennifer.epstein@spx.com